Exhibit 99.1

FCStone Group, Inc. Completes Sale of Minority Investment in FGDI, LLC

25% Stake in Grain Merchandiser Sold to Agrex, Inc.

KANSAS CITY, MO., September 2, 2009 – FCStone Group, Inc. (Nasdaq:FCSX), a commodity risk management firm, today announced it has sold its 25% minority stake in grain merchandiser FGDI, L.L.C. to its majority owner, Agrex, Inc., a grain company, for $9.5 million. Following the sale, Agrex will own 100% of FGDI. FGDI acts as a grain dealer in the United States and international markets, primarily Asia, Latin America and Canada.

The sale completes FCStone’s exit of the grain merchandising business. FCStone had previously sold its controlling stake in FGDI to Agrex at the end of the third fiscal quarter of 2007. Since the 2007 transaction, FCStone did not have operational control of FGDI.

“Due to our sharpened focus on providing commodity risk management consulting services, FGDI was no longer a strategic fit with FCStone’s core strategy. This sale aligns our business structure with the areas in which we are uniquely positioned and are pursuing opportunities for profitable growth,” said Pete Anderson, President and Chief Executive Officer of FCStone.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc. serves more than 8,000 customers and in the 12 months ended May 31, 2009, executed 73.7 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc. trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

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FCStone Group, Inc.

Investor inquiries:

Bill Dunaway

866-522-7188

billd@fcstone.com

Brainerd Communicators, Inc.

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